Exhibit 10.15.1

Amendment to the APHP Luessenhop Agreement dated March 11, 2025

This amendment which amends the APHP Luessenhop Agreement dated March 11, 2025 (the “Addendum”) is made and entered into as of the29th day of April 2025 (the “Effective Date”), by and between ALFRED JOHN LUESSENHOP, JR., an individual (“JL”), on the one hand, and THE NOAH MORGAN PRIVATE FAMILY TRUST, a Wyoming spendthrift trust (“TRUST”) on the other hand.

Whereas the Trust is desirous to maintain goodwill between APHP and JL and JL is desirous of maintaining such goodwill; and

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Addendum and other good and valuable consideration, the receipt and sufficiency of which are hereby recognized, the Parties covenant and agree as follows:

The Parties agree to amend the original agreement as follows:

Item 1. Is amended as follows, rather than have JL retire the one million shares of common stock, the Trust will retire ten preferred shares which upon conversion would be equivalent to one million shares.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AGREED AND ACCEPTED.

ALFRED JOHN LUESSENHOP, JR.

/s/ Alfred John Luessenhop, Jr.	04/29/25
Alfred John Luessenhop, Jr.	date

THE NOAH MORGAN PRIVATE FAMILY TRUST

/s/ Bannor Michael MacGregor	04/29/25
Bannor Michael MacGregor, Managing Manager of Hyperion Sprung Private Family Trust	date
Management Company, LLC, trustee of The Noah Morgan Private Family Trust

ACKNOWLEDGED.

AMERICAN PICTURE HOUSE COPORATION

/s/ Bannor Michael MacGregor	04/29/25
Bannor Michael MacGregor, CEO	date